EXHIBIT 10.1

WRITTEN OPTION AGREEMENT

FOR THE ACQUISITION OF A REAL ESTATE PORTFOLIO

Between

ANAT ATTIA

Individually and as Sole Member of Each Property LLC

(“Grantor”)

and

SADOT GROUP INC.

a Nevada corporation

(“Optionee”)

Dated: June 10, 2026

Portfolio Summary 7 Properties | 147 Units | $56,000,000 Existing Loans | $125,500,000 Total Value Portfolio Equity: $69,500,000 | Option Fee: $1,042,500 | Option Period: 6 Months

RECITALS

WHEREAS, Grantor is the sole member and manager of each of the limited liability companies listed in Schedule 1 hereto (the “Property LLCs”), each of which owns or controls one or more real property assets located in the State of California (collectively, the “Portfolio Properties”);

WHEREAS, the Portfolio Properties consist of seven (7) real estate projects comprising in aggregate 147 residential units at various stages of completion, all of which are either completed, under construction with full construction financing in place, or entitled and in pre-development, as more particularly described in the Exhibits attached hereto;

WHEREAS, all existing construction loans, development loans, and mortgages encumbering the Portfolio Properties (the “Existing Loans”) shall remain in place following any transfer of membership interests, with Grantor continuing as borrower and/or guarantor under such Existing Loans, and Optionee shall not be required to contribute any additional capital to fund the ongoing construction or operations of the Portfolio Properties during the Option Period or thereafter;

WHEREAS, Grantor desires to grant to Optionee an exclusive option to acquire 100% of the membership interests in each of the Property LLCs (the “LLC Interests”), subject to the terms and conditions set forth herein;

WHEREAS, Optionee desires to acquire such option on the terms and conditions set forth herein, with consideration payable partly in Common Shares (up to 19.99% of outstanding shares, as the Option Fee Tranche 1) and partly in Series C Preferred Shares convertible into Common Shares at the 5-Day VWAP prior to conversion, in all cases subject to Shareholder Approval except for Tranche 1 of the Option Fee, all as more particularly set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1 — DEFINITIONS

“Agreement”	This Written Option Agreement, including all Schedules and Exhibits attached hereto, as may be amended from time to time by written agreement of the parties.
“Business Day”	Any day other than a Saturday, Sunday, or a day on which commercial banks in the State of California are authorized or required to be closed.
“Conversion Price”	For any issuance or conversion of Preferred Shares to Common Shares under this Agreement, the volume-weighted average price (VWAP) of SADOT Group Inc. common shares on the principal trading exchange for the five (5) consecutive trading days immediately preceding the applicable issuance or conversion notice date (also referred to as the “5-Day VWAP”). The same 5-Day VWAP methodology applies to the pricing of Common Shares issued as Option Fee Tranche 1.
“Equity Value”	The aggregate portfolio equity value of $69,500,000, representing the difference between the Total Portfolio Value ($125,500,000) and the aggregate Existing Loans ($56,000,000), as agreed by the parties.
“Effective Date”	The date first written above upon which this Agreement is fully executed by both parties.
“Existing Loans”	All construction loans, development loans, mortgages, and other debt instruments currently encumbering the Portfolio Properties, totaling approximately $56,000,000 in the aggregate, as itemized in Schedule 1, which shall remain in place undisturbed following exercise of the Option.
“Exercise Notice”	Written notice delivered by Optionee to Grantor during the Option Period stating Optionee’s election to exercise the Option.
“Exercise Price”	The total consideration payable by Optionee upon exercise of the Option, being $69,500,000 in Preferred Shares, less the Option Fee previously paid, resulting in a net balance of $68,457,500 in Preferred Shares payable at Closing.
“LLC Interests”	100% of the issued and outstanding membership interests in each of the Property LLCs, as listed in Schedule 1.
“Management Fee”	$100,000 per month payable to Grantor in Preferred Shares, due and payable monthly from the Closing Date until each respective Portfolio Property has reached Full Completion.
“Option”	The exclusive, irrevocable right granted by Grantor to Optionee to acquire the LLC Interests on the terms set forth in this Agreement.
“Option Fee”	$1,042,500, being 1.5% of the Equity Value, payable in two tranches: (i) Tranche 1: Common Shares equal in value to 19.99% of SADOT’s total issued and outstanding Common Shares as of the issuance date, priced at the 5-Day VWAP preceding issuance, payable at or promptly following the Effective Date without requiring Shareholder Approval; and (ii) Tranche 2: the remaining balance of the Option Fee (being $1,042,500 less the Tranche 1 value), payable in Preferred Shares convertible into Common Shares at the Conversion Price, contingent upon receipt of Shareholder Approval.
“Option Period”	The period of six (6) calendar months commencing on the Effective Date and expiring at 11:59 p.m. Pacific Time on the date that is six months thereafter (the “Expiration Date”).
“Portfolio Properties”	The seven (7) real estate projects described in Schedule 1 and the corresponding Exhibits A through G.
“Portfolio LLCs”	Collectively: 1236 Fairfax Apartments LLC; 2820 Avenel LLC; GS West Coast Investments LLC; 2649 Waverly Dr LLC; 1221-1227 N Virgil LLC; Stanley Hills LLC; and Silverlight Ventures LLC.
“Preferred Shares”	Series C Preferred shares of SADOT Group Inc. that: (i) rank pari passu with common shares of SADOT in all economic respects; (ii) carry no liquidation preference above common shares; and (iii) are convertible into common shares of SADOT at the Conversion Price, at the holder’s election at any time.
“Full Completion”	With respect to any individual Portfolio Property, the date on which such property has received a certificate of occupancy (or equivalent governmental approval), all construction is complete, all units are available for lease or sale, and such property is fully operational.
“VWAP”	Volume-weighted average price of SADOT Group Inc. common shares on the principal stock exchange on which such shares are listed, calculated over the five (5) consecutive trading days immediately preceding the applicable conversion notice date or issuance date, as applicable (also referred to herein as the “5-Day VWAP”).
“Common Shares”	Common shares of SADOT Group Inc. issued and outstanding from time to time, traded on the principal stock exchange on which SADOT shares are listed.
“Shareholder Approval”	The approval of SADOT Group Inc.’s shareholders, obtained at a duly convened annual or special meeting of shareholders, authorizing: (i) the issuance of Preferred Shares under this Agreement (Option Fee Tranche 2, Exercise Price, and Management Fee); and (ii) the conversion of all such Preferred Shares into Common Shares at the Conversion Price (5-Day VWAP prior to conversion), as required by the rules of the Nasdaq Capital Market and applicable securities laws. Shareholder Approval is required for all Preferred Share issuances and conversions under this Agreement. The only exception is Option Fee Tranche 1, which is issued directly as Common Shares within the 19.99% Exchange Cap and requires no Shareholder Approval.

SECTION 2 — GRANT OF OPTION

2.1. Grant of Exclusive Option.

Subject to the terms and conditions of this Agreement, Grantor hereby grants to Optionee an exclusive, irrevocable option (the “Option”) to acquire 100% of the LLC Interests in each of the Property LLCs during the Option Period. During the Option Period, Grantor shall not offer, negotiate, or enter into any agreement for the sale, transfer, encumbrance, or other disposition of the LLC Interests or the Portfolio Properties to any third party without the prior written consent of Optionee.

2.2. Option Period.

The Option shall commence on the Effective Date and shall expire at 11:59 p.m. Pacific Time on the Expiration Date, unless earlier exercised by Optionee in accordance with Section 4 hereof. Time is of the essence with respect to the Option Period and the Expiration Date.

2.3. Nature of Acquisition.

The Option, if exercised, shall result in the transfer of 100% of the LLC Interests in each Property LLC from Grantor to Optionee. Title to the Portfolio Properties shall remain vested in the respective Property LLCs at all times. Optionee shall acquire the Portfolio Properties indirectly through its acquisition of the LLC Interests. The Existing Loans shall remain in place following such transfer, undisturbed, with each Property LLC continuing as the borrower of record and Grantor continuing in her individual capacity as guarantor or obligor as required by the applicable lenders. Optionee acknowledges that no assumption of the Existing Loans by Optionee is contemplated hereunder.

2.4. No Capital Contribution Required.

Optionee shall not be required to contribute any capital to fund the ongoing construction, development, operations, debt service, or carrying costs of the Portfolio Properties during the Option Period or following Closing. All such costs shall be funded from the Existing Loans, from operating revenues generated by the Portfolio Properties, or by Grantor, as the case may be. This provision is a fundamental inducement to Optionee entering into this Agreement.

2.5. Continuation of Projects.

During the Option Period, Grantor shall continue to manage, develop, and operate the Portfolio Properties in the ordinary course consistent with past practice, shall maintain the Existing Loans in good standing, shall not incur additional material debt on the Portfolio Properties without Optionee’s prior written consent, and shall promptly notify Optionee of any material adverse developments affecting any Portfolio Property or any of the Existing Loans.

SECTION 3 — OPTION FEE

3.1. Payment of Option Fee.

As consideration for the grant of the Option, Optionee shall pay to Grantor the Option Fee of One Million Forty-Two Thousand Five Hundred United States Dollars ($1,042,500), representing 1.5% of the Equity Value, payable in two tranches as set forth in Sections 3.2 and 3.3 below. The parties acknowledge that Optionee is subject to applicable Nasdaq rules limiting the issuance of Common Shares without shareholder approval to 19.99% of its outstanding shares (the “Exchange Cap”). Accordingly, the Option Fee is structured to comply with the Exchange Cap: Tranche 1 is issued as Common Shares within the Exchange Cap; Tranche 2 and all subsequent payments under this Agreement are made in Preferred Shares subject to Shareholder Approval.

3.2. Option Fee — Tranche 1 (Common Shares).

Promptly following the Effective Date, and in any event within ten (10) Business Days thereof, Optionee shall issue to Grantor a number of Common Shares (the “Tranche 1 Shares”) equal to 19.99% of SADOT Group Inc.’s total issued and outstanding Common Shares as of the fifth (5th) Business Day preceding the issuance date (the “Tranche 1 Measurement Date”). The Tranche 1 Shares shall be priced at the 5-Day VWAP as of the Tranche 1 Measurement Date (the “Tranche 1 Price”), and the aggregate value attributed to the Tranche 1 Shares (being the number of Tranche 1 Shares multiplied by the Tranche 1 Price) shall be applied as partial payment of the Option Fee. Optionee shall deliver to Grantor a written statement setting forth the share count, Tranche 1 Price, and resulting aggregate Tranche 1 value at the time of issuance. Tranche 1 shall be issued as a direct issuance of Common Shares and does not require Shareholder Approval.

3.3. Option Fee — Tranche 2 (Preferred Shares; Shareholder Approval).

The remaining balance of the Option Fee after deducting the Tranche 1 value (the “Tranche 2 Amount”, being $1,042,500 less the aggregate value of Tranche 1 Shares) shall be paid to Grantor in Preferred Shares (the “Tranche 2 Shares”), convertible into Common Shares at the Conversion Price. Issuance of the Tranche 2 Shares is expressly contingent upon receipt of Shareholder Approval. Optionee shall use its best efforts to seek and obtain Shareholder Approval at the next annual or special meeting of shareholders following the Effective Date. The number of Tranche 2 Shares to be issued shall be calculated by dividing the Tranche 2 Amount by the Conversion Price as of the fifth (5th) Business Day preceding the date of issuance of the Tranche 2 Shares. If Shareholder Approval is not obtained, Optionee and Grantor shall negotiate in good faith an alternative structure for the payment of the Tranche 2 Amount that complies with applicable exchange rules and securities laws.

3.5. Nature of Preferred Shares.

3.4. Non-Refundability; Credit Against Exercise Price.

The Option Fee (comprising both Tranche 1 Shares and, upon receipt of Shareholder Approval, Tranche 2 Shares) is non-refundable in all circumstances, including if Optionee elects not to exercise the Option or if the Option expires unexercised. If Optionee exercises the Option, the aggregate Option Fee (Tranche 1 value plus Tranche 2 Amount) shall be credited in full against the Exercise Price, such that the net balance of the Exercise Price payable at Closing in Preferred Shares shall be $68,457,500 (or such adjusted amount reflecting the actual Tranche 1 and Tranche 2 values paid prior to Closing).

All Preferred Shares issued pursuant to this Agreement shall: (a) rank pari passu with SADOT common shares in all economic and liquidation respects; (b) carry no coupon, dividend, or interest; (c) be convertible into SADOT Common Shares at the holder’s election at any time following receipt of Shareholder Approval, at the Conversion Price (5-Day VWAP) applicable as of the date of delivery of a conversion notice; (d) carry no voting rights prior to conversion, unless required by applicable law; and (e) be non-convertible until Shareholder Approval has been duly obtained and confirmed in writing by Optionee to Grantor.

SECTION 4 — EXERCISE OF OPTION

4.1. Exercise Notice.

Optionee may exercise the Option at any time during the Option Period by delivering a written Exercise Notice to Grantor. The Exercise Notice shall specify: (a) Optionee’s election to exercise the Option with respect to all of the Portfolio Properties and all LLC Interests (exercise is all-or-nothing and may not be made with respect to fewer than all Portfolio Properties); (b) Optionee’s proposed Closing Date, which shall be no fewer than thirty (30) and no more than sixty (60) days following delivery of the Exercise Notice; and (c) any additional terms or conditions Optionee proposes for the Closing.

4.2. All-or-Nothing Exercise.

The Option may only be exercised with respect to all seven (7) Portfolio Properties and all LLC Interests simultaneously. Optionee may not exercise the Option with respect to fewer than all Portfolio Properties.

4.3. Closing.

The closing of the acquisition of the LLC Interests (the “Closing”) shall occur on the date agreed by the parties following delivery of a valid Exercise Notice (the “Closing Date”), at such time and location (or by remote exchange of documents) as the parties may agree. At Closing:

(a) Grantor shall execute and deliver to Optionee membership interest assignment agreements for each Property LLC, transferring 100% of the LLC Interests to Optionee (or its designated affiliate);

(b) Optionee shall issue and deliver to Grantor Preferred Shares with an aggregate value equal to the Exercise Price less the Option Fee, being $68,457,500, calculated using the Conversion Price as of the fifth (5th) Business Day preceding the Closing Date;

(c) Optionee shall issue and deliver Preferred Shares constituting the first month’s Management Fee ($100,000) to Grantor;

(d) Grantor shall deliver to Optionee copies of all organizational documents, operating agreements, financial records, loan documents, construction contracts, permits, plans, and other material documents relating to each Property LLC and Portfolio Property;

(e) The parties shall execute such additional agreements, instruments, and documents as may be reasonably necessary to consummate the transactions contemplated hereby.

4.4. Conditions to Closing.

The obligation of each party to consummate the Closing is subject to: (a) no material adverse change having occurred with respect to any Portfolio Property or any Existing Loan since the Effective Date; (b) Grantor’s representations and warranties being true and correct in all material respects as of the Closing Date; (c) no lender under any Existing Loan having declared a default or threatened acceleration as of the Closing Date; and (d) receipt of any required third-party consents, if any.

SECTION 5 — EXERCISE PRICE

5.1. Exercise Price.

The total consideration payable by Optionee for the LLC Interests is Sixty-Nine Million Five Hundred Thousand United States Dollars ($69,500,000) (the “Exercise Price”), representing the agreed Equity Value of the Portfolio Properties.

5.2. Payment in Preferred Shares.

The Exercise Price shall be paid entirely in Preferred Shares, subject to Shareholder Approval. The number of Preferred Shares to be issued at Closing shall be calculated by dividing the net balance of $68,457,500 (i.e., the Exercise Price of $69,500,000 less the Option Fee of $1,042,500 previously credited) by the Conversion Price calculated as of the fifth (5th) Business Day preceding the Closing Date. The Preferred Shares shall be convertible into Common Shares at the Conversion Price (5-Day VWAP) at Grantor’s election at any time following Shareholder Approval. Optionee shall use its best efforts to obtain Shareholder Approval at or prior to Closing, and in any event no later than sixty (60) days following the Closing Date. Closing shall not be delayed solely on account of Shareholder Approval not yet having been obtained, but the Preferred Shares issued at Closing shall be non-convertible until Shareholder Approval is received.

5.3. Existing Loans; No Cash Payment.

For the avoidance of doubt, the Exercise Price reflects only the Equity Value of the Portfolio Properties and does not include, and Optionee shall not be required to pay, repay, or assume, the Existing Loans in connection with the Closing. The Existing Loans shall remain in place following Closing, with each Property LLC continuing as borrower and Grantor continuing as guarantor or obligor, and Optionee shall have no liability with respect to the Existing Loans except as may arise from its ownership of the LLC Interests.

5.4. Agreed Value.

The parties acknowledge that the Equity Value of $69,500,000 has been determined by mutual agreement based on the parties’ review of appraisals, projected sellout values, construction budgets, market analyses, and other due diligence materials provided by Grantor, as summarized in Exhibits A through G. Neither party shall have any right to adjust or dispute the Equity Value following the Effective Date.

SECTION 6 — POST-EXERCISE MANAGEMENT ARRANGEMENT

6.1. Appointment as Manager.

Upon and following the Closing, Grantor (Anat Attia) shall continue to serve as the manager of each Property LLC and shall be responsible for the day-to-day management, development, construction oversight, leasing, and operation of each Portfolio Property until such Portfolio Property achieves Full Completion. Grantor shall exercise her management duties in a commercially reasonable manner consistent with the standards of a professional real estate developer and in accordance with applicable law.

6.2. Management Fee.

As compensation for Grantor’s management services following the Closing, Optionee shall pay Grantor a Management Fee of One Hundred Thousand United States Dollars ($100,000) per month. The Management Fee shall:

(a) Commence on the Closing Date and accrue on a calendar-month basis;

(b) Be paid in Preferred Shares, issued monthly within five (5) Business Days of the last Business Day of each calendar month, subject to Shareholder Approval. Such Preferred Shares shall be convertible into Common Shares at the Conversion Price upon receipt of Shareholder Approval. Optionee shall use its best efforts to obtain Shareholder Approval as soon as practicable following the Closing Date;

(c) Be calculated by reference to the Conversion Price as of the fifth (5th) Business Day preceding the applicable monthly issuance date;

(d) Continue on a per-project basis — i.e., the $100,000/month fee shall apply in full until the last Portfolio Property achieves Full Completion, and shall not be prorated or reduced as individual Portfolio Properties achieve Full Completion unless the parties otherwise agree in writing;

(e) Cease entirely upon Full Completion of the last remaining Portfolio Property.

6.3. Management Agreement.

At or prior to Closing, the parties shall negotiate and execute a separate Management Agreement, consistent with the terms of Section 6.2, setting forth in greater detail the scope of Grantor’s management duties, reporting obligations, decision-making authority, budget approval procedures, and any other operational matters as may be agreed by the parties. In the event of any conflict between this Agreement and the Management Agreement, the Management Agreement shall control with respect to operational and management matters.

6.4. Expenses.

All reasonable out-of-pocket expenses incurred by Grantor in her capacity as manager of the Property LLCs following Closing shall be borne by the respective Property LLCs from project revenues or from the Existing Loans, in accordance with normal project accounting practices. The Management Fee is intended to compensate Grantor for her time and expertise, and does not constitute reimbursement for project-level expenses.

6.5. Termination of Management Role.

Optionee may remove Grantor as manager of any or all Property LLCs only for cause, which shall mean: (a) Grantor’s material breach of this Agreement or the Management Agreement that remains uncured for thirty (30) days after written notice; (b) Grantor’s conviction of a felony; or (c) Grantor’s gross negligence or willful misconduct in the performance of her management duties. In the event of Grantor’s removal for cause, the Management Fee shall cease as to the affected Property LLC(s) from the date of removal.

SECTION 7 — REPRESENTATIONS AND WARRANTIES

7.1 Grantor’s Representations and Warranties

Grantor represents and warrants to Optionee as of the Effective Date and as of the Closing Date as follows:

(a) Organization. Each Property LLC is duly organized, validly existing, and in good standing under the laws of the State of California. Grantor is the sole member and manager of each Property LLC.

(b) Authority. Grantor has full legal capacity and authority to enter into this Agreement and to perform all obligations hereunder, including the transfer of LLC Interests upon exercise of the Option. This Agreement constitutes the legal, valid, and binding obligation of Grantor, enforceable in accordance with its terms.

(c) Title to LLC Interests. Grantor owns 100% of the LLC Interests in each Property LLC, free and clear of any liens, pledges, encumbrances, security interests, or adverse claims of any kind, other than any restrictions set forth in each LLC’s operating agreement or arising under applicable law.

(d) Portfolio Properties. Each Property LLC owns or controls the Portfolio Property described in the corresponding Exhibit, subject to the Existing Loans. There are no other material liens, encumbrances, or title defects affecting the Portfolio Properties other than the Existing Loans and matters of record disclosed to Optionee.

(e) Existing Loans in Good Standing. As of the Effective Date, the Existing Loans are in good standing and no event of default has occurred and is continuing, nor to Grantor’s knowledge is any event of default threatened by any lender.

(f) No Consents Required. To Grantor’s knowledge, no consent of any lender under the Existing Loans is required in connection with the transfer of LLC Interests contemplated by this Agreement. Grantor makes no warranty that such transfers will not trigger due-on-sale clauses or other provisions of the Existing Loan documents, and Optionee accepts such risk.

(g) No Litigation. There is no pending or, to Grantor’s knowledge, threatened litigation, arbitration, or governmental proceeding affecting any Portfolio Property or Property LLC that would materially and adversely affect the transactions contemplated hereby.

(h) Construction and Permits. All construction on the Portfolio Properties that is under construction is being conducted in accordance with applicable permits and in material compliance with applicable law.

7.2 Optionee’s Representations and Warranties

Optionee represents and warrants to Grantor as of the Effective Date and as of the Closing Date as follows:

(a) Organization. Optionee is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

(b) Authority. Optionee has full corporate power and authority to enter into this Agreement and to perform all obligations hereunder. This Agreement has been duly authorized by all necessary corporate action and constitutes the legal, valid, and binding obligation of Optionee, enforceable in accordance with its terms.

(c) Preferred Shares. The Preferred Shares to be issued pursuant to this Agreement, when issued, will be duly authorized, validly issued, and free of any pre-emptive rights. Optionee shall take all corporate actions necessary, including seeking and obtaining Shareholder Approval, to authorize the issuance and conversion of such shares in the amounts and on the terms required hereunder. Optionee represents that it has no knowledge of any reason why Shareholder Approval would not be obtainable in the ordinary course.

(d) Securities Compliance. The issuance of Preferred Shares hereunder, and the conversion thereof into Common Shares, shall be made in compliance with applicable securities laws and Nasdaq rules. Optionee shall use its best efforts to obtain Shareholder Approval at the next annual or special meeting of shareholders following the Effective Date (and in any event within 60 days following Closing), and shall include the required shareholder proposal in its next proxy statement. Optionee shall use commercially reasonable efforts to ensure that the Preferred Shares and underlying Common Shares are or become registered, tradeable, or otherwise freely transferable to the extent permitted by applicable law.

(e) SADOT Stock Exchange Listing. As of the Effective Date, SADOT Group Inc.’s common shares are listed for trading on the Nasdaq Capital Market under ticker symbol “SDOT”. Optionee shall use commercially reasonable efforts to maintain such listing throughout the Option Period and following Closing.

SECTION 8 — GENERAL PROVISIONS

8.1. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

8.2. Dispute Resolution.

Any dispute, claim, or controversy arising out of or relating to this Agreement, or the breach, termination, or validity thereof, shall be submitted to binding arbitration administered by JAMS in Los Angeles, California, in accordance with its Commercial Arbitration Rules. The decision of the arbitrator shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

8.3. Entire Agreement.

This Agreement, together with all Schedules and Exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, representations, warranties, agreements, and understandings of the parties with respect thereto.

8.4. Amendments.

This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both parties.

8.5. Notices.

All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed duly given when delivered personally, sent by overnight courier, or sent by email with confirmation of receipt, to the parties at the addresses set forth below or as may be updated by written notice:

(Grantor:) Anat Attia, 1061½ N Spaulding Avenue, West Hollywood, CA 90046

(Optionee:) SADOT Group Inc., 295 E. Renfro Street, Suite 300, Burleson, TX 76028. Attn: Haggai Ravid, Chief Executive Officer

8.6. Assignment.

Optionee may not assign its rights under this Agreement without the prior written consent of Grantor, except to a wholly-owned subsidiary of Optionee, in which case Optionee shall remain liable for the performance of all obligations hereunder. Grantor may not assign any of her obligations under this Agreement without the prior written consent of Optionee.

8.7. Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding for all purposes.

8.8. Severability.

If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid and enforceable, and the remaining provisions of this Agreement shall remain in full force and effect.

8.9. No Waiver.

No failure or delay by either party in exercising any right or remedy shall constitute a waiver thereof. No waiver of any breach shall be deemed a waiver of any subsequent breach.

8.10. Further Assurances.

Each party shall, at its own cost and expense, execute and deliver such additional documents, instruments, and agreements, and shall take such further actions, as may be reasonably required to carry out the purposes and intent of this Agreement and to consummate the transactions contemplated hereby.

8.11. Relationship of Parties.

Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency, employment, or fiduciary relationship between the parties. Each party is an independent party acting for its own account.

8.12. No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein shall create or be deemed to create any rights in any third party.

SCHEDULE 1 — PORTFOLIO PROPERTIES

The following table sets forth the Portfolio Properties subject to this Agreement. Each Property is described in greater detail in the corresponding Exhibit attached hereto.

Ex.	Property Address	Vesting LLC	APN(s)	Units	Existing Loan	Value
A	1236 N Fairfax Ave, West Hollywood, CA 90046	1236 Fairfax Apartments LLC	5530-001-051	8	$6,000,000	$10,000,000
B	2820–2824 Avenel St, Silver Lake, LA, CA 90039	2820 Avenel LLC	5434-028-049 to -053	5	$6,500,000	$11,500,000
C	109–115 Catamaran St, Marina del Rey, CA 90292	GS West Coast Investments LLC	4225-004-080	4	$4,000,000	$12,000,000
D	2649–2653 Waverly Dr, Silver Lake, LA, CA 90039	2649 Waverly Dr LLC	5438-022-013	6	$7,000,000	$14,000,000
E	1221–1227 N Virgil Ave, Los Angeles, CA 90029	1221-1227 N Virgil LLC	5542-021-028&-029	10	$10,000,000	$22,000,000
F	1134 N Westmoreland Ave, Los Angeles, CA 90029	Stanley Hills LLC	5542-026-010	98	$2,500,000	$24,000,000
G	2919–2923 Waverly Dr, Silver Lake, LA, CA 90039	Anat Attia / Silverlight Ventures LLC	5434-025-014&-015	16	$20,000,000	$32,000,000
	TOTAL			147	$56,000,000	$125,500,000

* Loan figures represent the full facility commitment amount; actual drawn balances may be lower as of the Effective Date. All Existing Loans remain in place following any transfer of LLC Interests.

* The Equity Value of $69,500,000 represents the agreed difference between the Total Portfolio Value and aggregate Existing Loans as defined herein.

EXHIBITS A THROUGH G — PROPERTY DESCRIPTIONS

Exhibits A through G (the individual one-page property descriptions for each of the seven Portfolio Properties) are attached hereto and incorporated herein by reference. The Exhibits contain property-specific details including APN(s), vesting LLC, unit mix, construction status, existing financing, appraised or projected value, and project website. In the event of any conflict between an Exhibit and the body of this Agreement, the body of this Agreement shall control.

Exhibit	Address	Property Name	Units	Loan		Value		Status
A	1236 N Fairfax Ave, West Hollywood	The Fairfax	8	$6.0	M	$10.0	M	Complete
B	2820–2824 Avenel St, Silver Lake	Selene Silver Lake	5	$6.5	M	$11.5	M	Under Const.
C	109–115 Catamaran St, Marina del Rey	The Catamaran	4	$4.0	M	$12.0	M	Under Const.
D	2649–2653 Waverly Dr, Silver Lake	Waverly Crest	6	$7.0	M	$14.0	M	Under Const.
E	1221–1227 N Virgil Ave, Los Angeles	1221 Virgil	10	$10.0	M	$22.0	M	Under Const.
F	1134 N Westmoreland Ave, Los Angeles	Westmoreland 98	98	$2.5	M	$24.0	M	Entitled
G	2919–2923 Waverly Dr, Silver Lake	Atria Silver Lake	16	$20.0	M	$32.0	M	Complete

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Written Option Agreement as of the date first written above.

GRANTOR

Signature: s// Anat Attia

Anat Attia, individually and as Sole Member of:

- 1236 Fairfax Apartments LLC

- 2820 Avenel LLC

- GS West Coast Investments LLC

- 2649 Waverly Dr LLC

- 1221-1227 N Virgil LLC

- Stanley Hills LLC

- Silverlight Ventures LLC

Date: _____________________________

OPTIONEE

Signature: /s/Haggai Ravid

SADOT Group Inc.

a Nevada corporation

295 E. Renfro Street, Suite 300

Burleson, TX 76028

Name: Haggai Ravid

Title: Chief Executive Officer

Name: Haggai Ravid

Title: Chief Executive Officer

Date: _____________________________